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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

 -------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   TESSLER                          ALLAN                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   8750 N. Central Expressway, #600
--------------------------------------------------------------------------------
                                    (Street)

   Dallas                           TX                 75231
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   (City)                           (State)              (Zip)

  JACKPOT ENTERPRISES, INC. (J)
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2.   Issuer Name and Ticker or Trading Symbol

   ###-##-####
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   DECEMBER 2000
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4.   Statement for Month/Year


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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     CHAIRMAN OF THE BOARD
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by 1 Reporting Person
     [_] Form filed by more than 1 Reporting Person
--------------------------------------------------------------------------------


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================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                            6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                                3.           Disposed of (D)                 Securities     Form:     7.
                                                Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                  2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                 Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK PAR VALUE $.01        12/06/00                      51,659       A     $6.00      51,659         I        ART-FGT
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                                                                                                                       Family
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Partners Ltd
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COMMON STOCK PAR VALUE $.01                                                                   197,298         D
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------------

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Option to Buy    $10.00                                    9/30/96  6/30/01  Common    27,500           27,500     D
Common Stock                                                                 Stock
                                                                             Par Value
                                                                             $.01
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Option to Buy    $11.50                                    9/30/97  6/30/02  Common    27,500           27,500     D
Common Stock                                                                 Stock
                                                                             Par Value
                                                                             $.01
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Option to Buy    $9.9375                                   9/30/98  6/30/03  Common    27,500           27,500     D
Common Stock                                                                 Stock
                                                                             Par Value
                                                                             $.01
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Option to Buy    $8.75                                     9/30/99  6/30/04  Common    27,500           27,500     D
Common Stock                                                                 Stock
                                                                             Par Value
                                                                             $.01
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Option to Buy    $9.00                                     9/14/00  9/14/09  Common    15,000           15,000     D
Common Stock                                                                 Stock
                                                                             Par Value
                                                                             $.01
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Option to Buy    $9.00                                     9/14/01  9/14/09  Common    15,000           15,000     D
Common Stock                                                                 Stock
                                                                             Par Value
                                                                             $.01
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Convertible      $10.75                                    6/01/01  3/31/07  Common    93,023           93,023     D
Debt                                                                         Stock
                                                                             Par Value
                                                                             $.01
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Convertible      $10.75                                    6/01/01  3/31/07  Common   186,047          186,047     I    ZBBF-J
Debt                                                                         Stock                                      Net
                                                                             Par Value                                  Enterprises
                                                                             $.01
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Option to Buy    $ 9.50    9/29/00  A                      09/29/00 6/30/05  Common    27,500           27,500    D
                                                                             Stock
                                                                             Par Value
                                                                             $.01
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
Explanation of Responses:


/s/ Allan R. Tessler                                           01/10/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.